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                                 [LETTERHEAD]

                                                             October 28, 1997


R. Thomas Morgan
1892 Bedford Road
Columbus, OH 43212

Dear Tom,

It is with great pleasure I offer you a position with Dobson Communications Corporation. After our conversations I am convinced you would be a good complement to our companies and lead the Information Services group forward over the next several years.

Your title will be Vice President, Chief Information Officer of Dobson Communications Corporation reporting to me. The initial salary will be $135,000 which will be reviewed one year after the start date. You will also receive a one time signing bonus of $20,000. In addition, there will be a bonus of between 30-40% dependent on your performance as defined by a set of objectives agreed to by you, myself, the business plan, and the Board of Directors. The bonus will be paid annually, based upon the performance in the previous year.

We also offer you the opportunity to purchase options for .20% or 1,206 shares of Dobson Communications Corporation at a strike price consistent with the current valuation of the company. These options will vest over five years at 20% per year. Should a change of control occur at Dobson Communications Corporation, your options will be come fully vested. Attached to this letter is a spreadsheet representing a pro forma valuation for Dobson in year 2002. If you have any questions concerning these options, our CFO, Bruce Knooihuizen and myself would be happy to go over it with you.

In addition, you will have three weeks vacation and a full medical and dental plan. We also have a 401K plan which will give you some additional deferred compensation opportunities. To

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insure relocation from Ohio is quick and easy, we will reimburse you for actual moving expenses.

In the event you are terminated without cause, Dobson Communications Corporation agrees to a severance pay equal to one year's salary.

It would be beneficial to all for your start date to be as soon as possible.

Please indicate your concurrence to the above by signing below, then return the document to me.

Dobson Communications Corporation looks forward to you becoming a part of our team.

Sincerely,


/s/ Everett Dobson
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Everett Dobson
President and CEO
Dobson Communications Corporation



Agreed to:


/s/ R. Thomas Morgan
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R. Thomas Morgan

Date:  11-1-97